Exhibit 99.1

STR HOLDINGS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

ENFIELD, Conn. — March 13, 2012 — STR Holdings, Inc. (NYSE: STRI) today announced financial and operating performance for the fourth quarter and year ended December 31, 2011.

Fourth Quarter 2011 Financial Summary:

•                  Q4 net sales of $36.5 million down 47.1% year over year and 35.0% sequentially

•                  Q4 diluted GAAP EPS from continuing operations of ($1.67); Q4 diluted non-GAAP EPS from continuing operations of ($0.05)

•                  Recorded a $63.9 million non-cash goodwill impairment

2011 Financial Summary:

•                  Prior Quality Assurance (QA) segment presented as discontinued operations

•                  2011 net sales of $232.4 million, down 10.3% from 2010

•                  2011 gross margin of 31.0% compared to 41.4% a year ago

•                  2011 diluted GAAP EPS from continuing operations of ($0.96); 2011 diluted non-GAAP EPS from continuing operations of $0.80

•                  2011 operating cash flow of $46.8 million and free cash flow of $25.3 million, both from continuing operations

•                  Finished the year with $58.8 million in cash and no debt

Financial Results

Net sales for the quarter ended December 31, 2011 were $36.5 million. This represents a decline of 35.0% sequentially and 47.1% from a year ago. These results were driven by a decrease in sales volume of 29% from the third quarter of this year and 41% from a year ago. Lower average selling price (ASP) also contributed to the decline as ASPs were lower by approximately 9% sequentially and 11% from a year ago.

“Although there was a surge in German installations during December, we believe much of the demand was satisfied by existing channel inventory,” said Robert S. Yorgensen, STR’s President and Chief Executive Officer. “Inventory clearing has reduced module prices to where we should begin to see demand elasticity. We expect to see our customers’ order patterns for our encapsulants return to growth over the course of 2012.”

Gross profit for the fourth quarter of 2011 was $4.2 million or 11.6% as a percentage of sales.  This is compared to $14.6 million or 25.9% as a percentage of sales from the previous sequential quarter. This gross profit decline was driven mostly by the decrease in volume, lower ASP and unfavorable mix.

Selling, general and administrative expenses (SG&A) were $8.7 million in the fourth quarter, a $1.9 million increase sequentially. The increase was mostly due to several discrete items including the unfavorable resolution of a sales tax audit, additional environmental remediation efforts and costs associated with the Company’s Asia expansion.

Lower gross profit and a non-cash goodwill impairment of $63.9 million drove an operating loss of $68.3 million, compared to a profit of $6.4 million in the third quarter of 2011 and $22.1 in the fourth quarter of 2010. The non-cash goodwill impairment was attributable to the decline in solar market conditions and the market capitalization of the Company’s common stock.

Net loss from continuing operations for the fourth quarter of 2011 was $68.5 million or $1.67 on a diluted EPS basis. This is compared with net earnings from continuing operations of $3.8 million, or $0.09 per diluted share for the third quarter of 2011 and $14.7 million or $0.35 per diluted share for the fourth quarter of 2010.

Non-GAAP net loss from continuing operations, which excludes certain tax-effected adjustments (as disclosed after the non-GAAP reconciliation table at the end of this press release) was $1.9 million, or $0.05 per share. This is compared to non-GAAP EPS of $0.21 in the third quarter of 2011, and $0.36 in the fourth quarter of 2010.

Additionally, during February 2012, the Company settled its legal dispute over the misappropriation of STR’s trade secrets. The Company has received a related payment of $7.2 million, all federal and state court actions have been dismissed and the defendants are permanently barred from using STR’s trade secret technology.

“We are pleased to conclude this dispute,” said Mr. Yorgensen. “The court ruling and subsequent settlement confirms STR’s reputation for distinctive technological expertise and the important technical advantages provided by our encapsulants.  This resolution frees up valuable time and resources and further improves the Company’s strong liquidity position.”

Balance Sheet and Liquidity

STR strengthened its balance sheet during the fourth quarter by generating $25.8 million in operating cash flow from continuing operations. This resulted from lower volume and tight working capital control, as the Company reduced its accounts receivables and raw material inventory. It finished the year with $58.8 million of cash and no debt. The reduction in cash from Q3 2011 is driven by $91.5 million of cash used in discontinued operations, of which the majority is due to taxes paid on the gain from the sale of QA. Capital expenditures amounted to $3.1 million for the quarter.

“We believe our strong balance sheet will allow us to capitalize on opportunities that we identify during this industry down cycle. We are intensely focused on controlling our costs and improving working capital as we weather this difficult environment,” stated Barry A. Morris, STR’s Executive Vice President and Chief Financial Officer.

Guidance

The Company estimates that the first quarter of 2012 will be negatively impacted by demand for modules continually being supplied from existing inventory and seasonal slowness. The Company expects orders for its encapsulants to normalize during the second half of the year.

Based on the above, the Company today provided guidance for the first quarter and full-year 2012 as follows:

Amounts in millions, except per share amounts

Quarter ending March 31, 2012	Low	High
Net sales	$29.0	$31.0
Diluted non-GAAP EPS	$0.05	$0.07

Year ending December 31, 2012	Low	High
Net sales	$160.0	$175.0
Diluted non-GAAP EPS	$0.25	$0.35

Fourth Quarter Conference Call and Presentation

The Company will discuss its financial results and guidance in a conference call today at 4:30 p.m. ET. A live webcast of the conference call and presentation will be available through the Investor Relations section of the Company’s website at www.strholdings.com. Investors accessing the live call by phone from the U.S. should dial 800-561-2693 and enter passcode: 99225578. Those calling from outside the U.S. should dial 617-614-3523 and use the same passcode. A telephone replay will be available approximately two hours after the call concludes through Tuesday, March 20, 2012 by dialing 888-286-8010 from the U.S., or 617-801-6888 from international locations, and entering passcode: 26599417. The webcast and presentation will be archived on the Company’s website for one year.

About STR Holdings, Inc.

STR Holdings, Inc. is a leading global provider of high quality, superior performance encapsulants to the photovoltaic module industry. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strholdings.com.

Forward-Looking Statements

This press release and any oral statement made in respect of the information in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties. These forward-looking statements present the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business and are based on assumptions that the Company has made in light of its industry experience and perceptions of historical trends, current conditions, expected future developments and other factors management believes are appropriate under the circumstances.  However, these forward-looking statements are not guarantees of future performance or financial or operating results. In addition to the risks and uncertainties discussed in this release, the Company faces risks and uncertainties that include, but are not limited to, the following: (i) demand for solar energy in general and solar modules in particular; (ii) the timing and effects of the implementation of government incentives and policies for renewable energy, primarily in China and the United States; (iii) the effects of the announced reductions to solar incentives in Germany and Italy; (iv) the extent to which we may be required to write-off accounts receivable or inventory; (v) pricing pressures and other competitive factors; (vi) our ability to protect our intellectual property; (vii) volatility in commodity costs, such as resin or paper used in our encapsulants, and our ability to successfully manage any increases in these commodity costs; (viii) our dependence on a limited number of third party suppliers for raw materials for our encapsulants and materials used in our processes; (ix) customer concentration in our business and our relationships with key customers; (x) operating new manufacturing facilities and increasing production capacity at existing facilities; (xi) our reliance on vendors and potential supply chain disruptions, including those resulting from bankruptcy filings by customers or vendors; (xii) potential product performance matters and product liability; (xiii) the extent and duration of the current downturn in the global economy; (xiv) the impact negative credit markets may have on us or our customers or suppliers; (xv) the impact of changes in foreign currency exchange rates on financial results, and the geographic distribution of revenues and earnings; (xvi) maintaining sufficient liquidity in order to fund future profitable growth and long-term vitality; (xvii) outcomes of litigation and regulatory actions; and (xix) other risks and uncertainties described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in subsequent periodic reports on Forms 10-K, 10-Q and 8-K. You are urged to carefully review and consider the disclosure found in the Company’s filings which are available on www.sec.gov or www.strholdings.com. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove to be incorrect, actual results may vary materially from those projected in these forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

STR Holdings, Inc.

Joseph C. Radziewicz

Controller and Principal Accounting Officer

+1 (860) 758-7325

joseph.radziewicz@strholdings.com

Or

ICR, LLC

Gary T. Dvorchak, CFA

Senior Vice President

Investor Relations Consultant

+1 (310) 954-1123

gary.dvorchak@icrinc.com

STR Holdings, Inc.

CONDENSED CONSOLIDATED INCOME STATEMENTS

All amounts in thousands except shares and per share amounts

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$36,539	$69,107	$232,431	$259,200
Cost of sales	32,289	41,233	160,446	151,824

Gross profit	4,250	27,874	71,985	107,376

Selling, general and administrative expenses	8,728	6,248	30,394	25,071
(Reversal) provision for bad debt expense	(130)	(469)	379	111
Goodwill impairment	63,948	—	63,948	—
Asset impairment	—	—	1,861	—

Operating (loss) income	(68,296)	22,095	(24,597)	82,194

Other (expense) income	(247)	196	(4,158)	(776)
(Loss) earnings from continuing operations before income tax expense	(68,543)	22,291	(28,755)	81,418
Income tax (benefit) expense from continuing operations	(66)	7,616	10,673	26,669
Net (loss) earnings from continuing operations	$(68,477)	$14,675	$(39,428)	$54,749

Earnings (loss) from discontinued operations before income tax expense	2,741	(2,000)	113,512	(7,581)
Income tax expense (benefit) from discontinued operations	1,408	(529)	75,388	(2,143)
	$1,333	$(1,471)	$38,124	$(5,438)

Net (loss) earnings	$(67,144)	$13,204	$(1,304)	$49,311

GAAP net (loss) earnings per share:
Basic from continuing operations	$(1.67)	$0.36	$(0.96)	$1.36
Basic from discontinued operations	0.04	(0.03)	0.93	(0.14)
Total basic GAAP net (loss) earnings per share	$(1.63)	$0.33	$(0.03)	$1.22

Diluted from continuing operations	$(1.67)	$0.35	$(0.96)	$1.30
Diluted from discontinued operations	0.04	(0.04)	0.93	(0.13)
Total diluted GAAP net (loss) earnings per share	$(1.63)	$0.31	$(0.03)	$1.17

(1) Non-GAAP net (loss) earnings per share:
Basic from continuing operations	$(0.05)	$0.38	$0.82	$1.48
Basic from discontinued operations	0.04	(0.02)	1.00	(0.05)
Total basic non-GAAP net (loss) earnings per share	$(0.01)	$0.36	$1.82	$1.43

Diluted from continuing operations	$(0.05)	$0.36	$0.80	$1.42
Diluted from discontinued operations	0.04	(0.02)	0.98	(0.06)
Total diluted non-GAAP net (loss) earnings per share	$(0.01)	$0.34	$1.78	$1.36

Weighted-average common shares outstanding:
Basic shares outstanding GAAP	41,083,830	40,526,435	40,886,022	40,302,509
(2) Diluted shares outstanding GAAP	41,083,830	42,396,262	40,886,022	42,126,502
Stock options	—	—	543,088	—
Restricted common stock	—	—	397,641	—
(2) Diluted shares outstanding non-GAAP	41,083,830	42,396,262	41,826,751	42,126,502

(1) Please refer to the reconciliation of Non-GAAP measures included in this press release.
(2) Please refer to the reconciliation of diluted shares outstanding for non-GAAP net earnings per share included in this press release.

STR Holdings, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

All amounts in thousands

	December 31, 2011	December 31, 2010
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$58,794	$98,333
Accounts receivable, net	14,535	28,247
Inventories	28,809	31,452
Other current assets	8,168	9,344
Current assets held for sale	—	28,153
Total current assets	110,306	195,529

Property, plant and equipment, net	63,474	52,163
Intangible assets, net	226,436	298,816
Other noncurrent assets	1,875	4,686
Noncurrent assets held for sale	—	151,652
Total assets	$402,091	$702,846

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$—	$1,850
Other current liabilities	20,827	35,086
Current liabilities held for sale	—	14,529
Total current liabilities	20,827	51,465

Long-term debt, less current portion	—	236,675
Other long-term liabilities	50,759	56,630
Long-term liabilities held for sale	—	30,036
Total liabilities	71,586	374,806

STOCKHOLDERS’ EQUITY
Stockholders’ equity	330,505	328,040
Total liabilities and stockholders’ equity	$402,091	$702,846

STR Holdings, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

All amounts in thousands

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net (loss) earnings	$(67,144)	$13,204	$(1,304)	$49,311
Net (earnings) loss from discontinued operations	(1,333)	1,471	(38,124)	5,438
Net (loss) earnings from continuing operations	(68,477)	14,675	(39,428)	54,749
Adjustments to reconcile net (loss) earnings to net cash (used in) provided by operating activities:
Depreciation	2,037	1,756	8,193	6,896
Goodwill impairment	63,948	—	63,948	—
Asset impairment	—	—	1,861	—
Amortization of intangibles	2,108	2,108	8,432	8,432
Amortization of deferred financing costs	82	332	966	1,327
Write-off of deferred debt costs on early extinguishment of debt	—	—	3,586	—
Stock-based compensation expense	1,163	1,127	4,436	6,594
Loss on disposal of property, plant and equipment	(37)	—	(35)	11
Provision for bad debt expense	(130)	(469)	379	111
Deferred income tax benefit	(4,338)	(4,600)	(4,701)	(4,838)
Changes in operating assets and liabilities	29,353	4,246	(1,221)	(17,691)
Other, net	46	223	402	(619)
Net cash provided by continuing operations	25,755	19,398	46,818	54,972
Net cash (used in) provided by discontinued operations	(99,285)	(1,025)	(109,341)	3,769
Net cash (used in) provided by operating activites	$(73,530)	$18,373	$(62,523)	$58,741

INVESTING ACTIVITIES
Capital expenditures	(3,096)	(9,131)	(21,537)	(16,061)
Proceeds from sale of fixed assets	42	—	43	—
Net cash used in continuing operations	(3,054)	(9,131)	(21,494)	(16,061)
Net cash provided by (used in) discontinued operations	7,827	135	274,354	(2,990)
Net cash provided by (used in) investing activities	4,773	(8,996)	252,860	(19,051)

FINANCING ACTIVITIES
Net cash (used in) provided by continuing operations	(1,306)	1,063	(721)	(443)
Net cash (used in) discontinued operations	—	(463)	(238,525)	(1,981)
Net cash (used in) provided by financing activities	(1,306)	600	(239,246)	(2,424)

Effect of exchange rate changes on cash	(762)	(65)	1,073	215

Net (decrease) increase in cash and cash equivalents	(70,825)	9,912	(47,836)	37,481
Cash and cash equivalents, beginning of period	129,619	96,718	106,630	69,149
Cash and cash equivalents, end of period	$58,794	$106,630	$58,794	$106,630
Less cash and cash equivalents of discontinued operations, end of period	—	8,297	—	8,297
Cash and cash equivalents from continuing operations, end of period	$58,794	$98,333	$58,794	$98,333

* Free cash flow	$22,659	$10,267	$25,281	$38,911

* Please refer to the reconciliation of Non-GAAP measures included in this press release.

STR Holdings, Inc.

RECONCILIATION OF NON-GAAP MEASURES

All amounts in thousands except shares and per share amounts

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Non-GAAP (Loss) Earnings Per Share
Net (loss) earnings from continuing operations	$(68,477)	$14,675	$(39,428)	$54,749
Adjustments to net (loss) earnings from continuing operations:
Amortization of intangibles	2,108	2,108	8,432	8,432
Amortization of deferred financing costs	82	332	4,552	1,327
Stock-based compensation expense	1,163	1,127	4,436	6,594
Secondary offering expense	—	—	—	534
Plant closure costs	464	—	820	—
Asset impairment	—	—	1,861	—
Goodwill impairment	63,948		63,948	—
Interest expense from prior credit facilities	—	(2,544)	(6,699)	(10,158)
Tax effect of non-GAAP adjustments	(1,236)	(243)	(4,279)	(1,637)
Non-GAAP net (loss) earnings from continuing operations	$(1,948)	$15,455	$33,643	$59,841

Non-GAAP net (loss) earnings per share:
Basic from continuing operations	$(0.05)	$0.38	$0.82	$1.48
Diluted from continuing operations	$(0.05)	$0.36	$0.80	$1.42

Weighted-average common shares outstanding:
Basic	41,083,830	40,526,435	40,886,022	40,302,509
(1) Diluted	41,083,830	42,396,262	41,826,751	42,126,502

(1) Please refer to the reconciliation of diluted shares outstanding for non-GAAP net earnings per share included in this press release.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Free Cash Flow
Cash flow from operations from continuing operations	$25,755	$19,398	$46,818	$54,972
Less:
Capital expenditures	(3,096)	(9,131)	(21,537)	(16,061)
Free cash flow	$22,659	$10,267	$25,281	$38,911

Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements, which statements are prepared and presented in accordance with generally accepted accounting principles in the United States of America (GAAP), the Company uses non-GAAP financial measures to facilitate better understanding of its operating results. In this press release, there are two non-GAAP financial metrics mentioned: Non-GAAP earnings per share from continuing operations (EPS) and free cash flow as defined below:

Non-GAAP EPS: The Company believes that non-GAAP EPS from continuing operations provides meaningful supplemental information regarding its performance by excluding certain expenses that may not be indicative of the core business operating results and may help in comparing current period results with those of prior periods as well as with its peers. Non-GAAP EPS from continuing operations is defined as net earnings from continuing operations not including the tax effected impact of amortization of intangibles, deferred financing costs, stock-based compensation, intangible asset amortization expense, secondary offering expense, plant closure costs, asset impairment, goodwill impairment, plus interest expense from prior credit facilities divided by the weighted-average common shares outstanding. Although the Company uses non-GAAP EPS from continuing operations as a measure to assess the operating performance of its business, non-GAAP EPS from continuing operations has significant limitations as an analytical tool because it excludes certain material costs. Because non-GAAP EPS from continuing operations does not account for these expenses, its utility as a measure of its operating performance has material limitations. Because of these limitations, the Company does not view non-GAAP EPS from continuing operations in isolation and uses other metrics to measure operating performance such as, but not limited to, net sales, gross margin, operating income, adjusted EBITDA, and net earnings from continuing operations.

During the current period, the Company has also included plant closure costs, goodwill impairment, asset impairment and interest expense from prior credit facilities as non-GAAP adjustments. Information regarding these items is set forth below:

•                  Plant closure costs:  The plant closure costs relate to the Company’s exit from its Florida manufacturing facility. The costs include severance associated with terminated employees, accelerated depreciation of abandoned machinery and equipment and other costs to exit the facility. The Company believes that the costs associated with the exit of its Florida facility will not recur after 2011 and is not indicative of its future operating results.

•                  Goodwill impairment:  In December 2011, the Company recorded a goodwill impairment of $63.9 million attributable to the decline in solar market conditions and the market capitalization of its common stock. The Company is excluding this item because it believes it is not reflective of the operational conditions of its core business, it is non-cash, and may be helpful in comparing its results with those of prior periods and as well as with its peers.

•                  Asset Impairment:  The non-cash asset impairment relates to the Company’s real property that used to be occupied by the QA business that was sold to UL on September 1, 2011.  Since this asset was not included as part of the sale transaction, the real property is now a non-operating asset of the Company which is being leased to UL under a one-year agreement.  As such, the Company has impaired this asset to reflect the sale and rental proceeds expected to be received.

•                  Interest expense from prior credit facilities:  The interest expense on the Company’s prior First and Second Lien debt was not directly related to the QA business. However, since the former credit facilities required the proceeds received from the UL transaction to be used to retire the First and Second Lien debt, GAAP requires the Company to record historical interest expense in discontinued operations.  However, the Company has recently closed on a new $150 million credit facility and may incur interest expense in the future. Since the interest expense related to both of its businesses from an operational standpoint, the Company is reducing the non-GAAP EPS from continuing operations to appropriately reflect its historical interest cost as the Company may incur interest expense in the future.

Weighted-average common shares outstanding

STR Holdings, Inc.

RECONCILIATION OF NON-GAAP SHARES OUTSTANDING

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Weighted-average shares outstanding
Basic shares outstanding GAAP	41,083,830	40,526,435	40,886,022	40,302,509
Diluted shares outstanding GAAP	41,083,830	42,396,262	40,886,022	42,126,502
Stock options	—	—	543,088	—
Restricted common stock	—	—	397,641	—
Diluted shares outstanding non-GAAP	41,083,830	42,396,262	41,826,751	42,126,502

Diluted GAAP shares outstanding: Due to a loss from continuing operations during the quarter and year ended December 31, 2011, the diluted weighted-average common shares outstanding for purposes of its diluted GAAP loss per share (EPS) does not include 4,489 of stock options, 167,542 of restricted common stock, 543,088 of stock options and 397,641 of restricted common stock, respectively, as these potential awards do not share in any loss generated by the Company and are anti-dilutive.

Diluted non-GAAP shares outstanding: Due to a non-GAAP net loss from continuing operations during the quarter ended December 31, 2011, the weighted-average common shares outstanding for the purposes of its non-GAAP EPS does not include 4,489 of stock options and 167,542 of restricted common stock as these potential awards do not share in any loss generated by the Company and are anti-dilutive.

Free Cash Flow: The Company believes free cash flow is an important measure of its overall liquidity and its ability to fund future growth and provide a return to shareowners. Free cash flow is defined as cash flow from operations from continuing operations excluding cash spent on capital expenditures. A limitation of using free cash flow versus the GAAP measure of cash provided by operating activities as a means for evaluating the Company’s business is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period.